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                                                                      EXHIBIT 11
                             CKE RESTAURANTS, INC.
                       CALCULATION OF EARNINGS PER SHARE
                    (In thousands except per share amounts)

                                                                Twelve Weeks Ended             Twenty-eight Weeks Ended
                                                           ----------------------------      ------------------------------
                                                            August 14,       August 15,        August 14,       August 15,
                                                               1995             1994             1995             1994
                                                           ------------     ------------     -------------    -------------
PRIMARY EARNINGS PER SHARE
- --------------------------

    Net income                                                $ 2,808           $   864         $ 4,723         $ 1,520
                                                              =======           =======         =======         =======

    Weighted average number of common
       shares outstanding during the period                    18,211            18,779          18,277          18,756

       Incremental common shares attributable
           to exercise of outstanding options                     156               56               86             134

       Repurchase and retirement of shares                         --               (2)             (80)             (1)
                                                              -------          -------          -------         -------

           Total shares                                        18,367           18,833           18,283          18,889
                                                              =======          =======          =======         =======


                  Primary earnings per share                  $   .15          $   .05          $   .26         $   .08
                                                              =======          =======          =======         =======


FULLY DILUTED EARNINGS PER SHARE
- --------------------------------

    Net income                                                $ 2,808          $   864          $ 4,723         $ 1,520
                                                              =======          =======          =======         =======

    Weighted average number of common
       shares outstanding during the period                    18,211           18,779           18,277          18,756

    Incremental common shares attributable
       to exercise of outstanding options                         244               56              244             134

    Repurchase and retirement of shares                            --               (2)             (80)             (1)
                                                              -------          -------           ------         -------

           Total shares                                        18,455            18,833           18,441         18,889
                                                              =======          ========          =======        =======


                  Fully diluted earnings per share            $   .15          $    .05          $   .26        $   .08
                                                              =======          ========          =======        =======





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